Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following registration statements (and any amendments thereto) of IAC/InterActiveCorp of our reports dated February 27, 2015, with respect to the consolidated financial statements and schedule of IAC/InterActiveCorp, and the effectiveness of internal control over financial reporting of IAC/InterActiveCorp, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

COMMISSION FILE NO.:
Form S-8, No. 333-127410
Form S-8, No. 333-127411
Form S-4, No. 333-124303
Form S-8, No. 333-146940
Form S-8, No. 333-154875
Form S-8, No. 333-174538
Form S-8, No. 333-192186

/s/ ERNST & YOUNG LLP

New York, New York
February 27, 2015